Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact

Ryon Packer, VP

972.664.8072, rpacker@intrusion.com

INTRUSION INC.  ANNOUNCES
THIRD QUARTER RESULTS

Third quarter revenue increases 5% and orders increase 59% sequentially

Richardson, Texas – October 29, 2003 – Intrusion Inc. (NASDAQ: INTZ), (“Intrusion”) today announced financial results for the three months ended September 30, 2003.

Revenue was $1.6 million for the third quarter of 2003, compared to $1.5 million for the second quarter 2003 and $2.4 million for the third quarter 2002.

Orders booked were $1.9 million in the third quarter of 2003 compared to $1.2 million in the second quarter.

Gross profit margin was 42% of revenue in the third quarter of 2003 compared to 26% of revenue in the second quarter.

Operating expenses totaled $3.1 million in the third quarter of 2003.  Operating expenses, excluding a one-time charge, as described below, and severance costs, totaled $2.5 million in the third quarter of 2003 compared to $3.3 million in the second quarter.

Intrusion’s operating loss for the three months ended September 30, 2003 was $2.5 million, or $0.12 per share.  Excluding the one-time charge, Intrusion’s operating loss for the three months ended September 30, 2003 was $2.0 million, or $0.10 per share, compared to an operating loss for the three months ended June 30, 2003 of $3.0 million, or $0.15 per share, and an operating loss of $3.7 million, or $0.18 per share, for the three months ended September 30, 2002.

As of September 30, 2003, Intrusion reported cash, cash equivalents and investments of $4.6 million, working capital of $3.7 million and no debt.  The cash burn rate in the third quarter of 2003 was $1.5 million compared to $2.1 million in the second quarter of 2003.

“The overall market conditions in the third quarter continued to be very difficult,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.  “However, we were able to generate a small sequential revenue growth in the third quarter when compared to the second quarter of this year.”

“We were pleased with the 59% sequential growth in orders booked and the 5% sequential growth in revenue.  Approximately $0.6 million of the orders booked during the quarter are scheduled to be billed in 2004.”

Intrusion

Third Quarter 2003 Results

“We have continued to cut expenses through the year and expect expenses to further decline in the fourth quarter of 2003 and first quarter of 2004 due to measures already taken.”

The one-time charge mentioned above was a litigation settlement with a supplier.  The result of the settlement was a payment of $450 thousand in October 2003.  This amount is accrued at September 30, 2003 and disclosed separately in the accompanying financial statements.  This charge represents 18% of the quarterly operating loss reported above.

During the third quarter, Intrusion booked several noteworthy orders:

•     Several orders totaling $1.0 million both direct and through resellers to the U.S. government

•      Orders totaling $180 thousand with a large aerospace company

•      An order totaling $100 thousand for a large health insurance provider

The Intrusion SecureNet Network Intrusion Detection System, which received Common Criteria Certification in December, 2002 was the first network IDS listed on the U.S. National Security Agency’s National Information Assurance Partnership certified products website.  Third quarter revenues include business resulting from Common Criteria Certification and many new projects are now being pursued with greater revenue expected during the fourth quarter and beyond.

Also during the third quarter, Intrusion made major advancements in the company’s flagship, Intrusion SecureNet System, which include increased deployment flexibility and reduction of total cost of ownership.  The set-and-forget functionality for the highly scalable SecureNet Provider Manager and the pinnacle release of SecureNet Sensor 5.0 that heralded Intrusion’s entry into the intrusion prevention and multi-function security device market space were both major advances.

Intrusion SecureNet Sensor 5.0 — Intrusion has developed a new engine that it believes has the required performance and accuracy to make network intrusion prevention a reality. The new Sensor 5.0 includes the following paramount features:

•                  Inline Deployment Capable — The IPS can function like a firewall, blocking access to or from the network. Surpassing the capabilities of the firewall, which examines only the header portion of the packet and very minimally any additional information, the SecureNet IPS examines the entire packet, providing the features of a firewall with the extended detection capabilities of an intrusion detection/prevention system.

•                  Exclusive Network Anomaly Detection — The Intrusion SecureNet 5.0 provides visibility and control over more than 300 anomalous conditions in the network. Network anomaly detection supports network quality of service efforts, flags potential misuse of the network and can block information “spillage” – to keep company information assets inside the company.

•                  Passive Fingerprinting — Passive Fingerprinting is a new SecureNet feature which dramatically reduces one of the biggest causes of false positives to make the system more manageable and the data more valuable. Fingerprinting allows the IDS/IPS to automatically and in real time determine the type of service that produced the traffic — so that the exploits can be matched or excluded. Fingerprinting can reduce the incidents of false positives by more than 50%.

•                  Intrusion SecureNet IPS Taps — Announced along with the Sensor 5.0, the IPS Taps provide the critical uptime and high-availability features required for inline devices that can stop network traffic. By using a SecureNet IPS Tap, the network is protected from failures in the Tap, the link to the IPS or the IPS itself. If any of these systems fail, the IPS Tap will pass network traffic straight through, so there is no single point of failure. SecureNet IPS Taps can be configured for a single IPS, with dual IPSes for hot-standby configuration and fully redundant high-availability deployments as well. IPS Taps are available for 100-1,000 Mb/s copper and gigabit fiber networks.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until November 5, 2003 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 3370956.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of intrusion detection and security solutions for the information-driven economy. Intrusion’s suite of security products for governments and enterprises help protect critical information assets by quickly detecting, analyzing and responding to network- and host-based attacks. The company’s products include the Intrusion SecureNet™ line of leading network intrusion detection and the Intrusion PDS™ security appliances for Check Point Software Technologies’ market-leading VPN-1®/FireWall-1®. For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products, our ability to continue to meet operating expenses through current cash flow or additional financings, the continuance and strength of our relationship with Check Point, the  highly competitive market for the our products, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, our ability to manage discontinued operations effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in the our Annual Report on Form 10-K and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

This release may include various non-GAAP financial measures (as defined by SEC Regulation G), including operating expenses excluding one-time charges and severance costs and operating loss excluding one-time charges.  The Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations for the period presented by eliminating the effects of one-time and other transactions that can distort underlying operational results in order to provide greater comparability of the Company’s quarterly financial performance on a year-to-year basis.  The most directly comparable GAAP financial measures and reconciliation of the differences between the GAAP financial measures can be found in the text of this release and the Company’s Condensed Consolidated Statement of Operations attached to this release.

INTRUSION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	September 30, 2003	December 31, 2002
	(Unaudited)	(Audited)

ASSETS

Current Assets:
Cash and cash equivalents	$1,691	$2,898
Short-term investments	2,950	7,825
Accounts receivable, net of allowance for doubtful accounts of $620 in 2003 and $934 in 2002	824	2,363
Inventories	1,489	1,411
Other current assets	358	759
Total current assets	7,312	15,256

Property and equipment, net	492	1,597
Other assets	82	86
TOTAL ASSETS	$7,886	$16,939

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$2,737	$2,905
Deferred revenue	893	1,650
Total current liabilities	3,630	4,555

Stockholders’ Equity:
Preferred stock, $.01 par value:
Authorized shares 5,000; No shares issued and outstanding	—	—
Common stock, $.01 par value:
Authorized shares 80,000 Issued shares – 20,690 in 2003 and 20,686 in 2002 Outstanding shares – 20,650 in 2003 and 20,646 in 2002	207	207
Common stock held in Treasury, at cost: 40 shares	(362)	(362)
Additional paid-in capital	47,371	47,371
Accumulated deficit	(42,732)	(34,604)
Accumulated other comprehensive loss	(228)	(228)
Total stockholders’ equity	4,256	12,384
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,886	$16,939

INTRUSION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenue	$1,556	$2,394	$4,515	$6,373
Cost of revenue	895	1,322	2,991	4,173

Gross profit	661	1,072	1,524	2,200

Operating expenses:
Sales and marketing	1,313	2,507	5,099	9,606
Research and development	860	1,398	2,684	4,762
General and administrative	374	693	1,222	2,016
Amortization of intangibles	—	199	—	598
Litigation settlement	450	—	450	—
Severance costs	119	—	363	200

Operating loss	(2,455)	(3,725)	(8,294)	(14,982)

Interest income, net	43	83	156	281
Other income (expense)	—	(7)	10	(7)

Loss before income taxes	(2,412)	(3,649)	(8,128)	(14,708)

Income tax benefit	—	—	—	608
Loss from continuing operations	(2,412)	(3,649)	(8,128)	(14,100)

Gain from discontinued operations, net of taxes	—	—	—	401
Net loss	$(2,412)	$(3,649)	$(8,128)	$(13,699)

Loss per share, continuing operations (basic and diluted)	$(0.12)	$(0.18)	$(0.39)	$(0.68)

Net loss per share (basic and diluted)	$(0.12)	$(0.18)	$(0.39)	$(0.66)

Weighted average shares outstanding (basic and diluted)	20,650	20,645	20,649	20,640